Exhibit 99.2

[Video - Stop. Take a breath and look around you. Our world is built on dreams. From the smartphone in your hand to the telecommunications company behind it, everything starts with one person’s dream. At Finance of America, we’re ready to lend an ear to those dreams and to help provide the resources to bring them closer to reality. For years, our advisors have helped provide tens of thousands of dreamers the means to buy a new home. We focus our business on helping the goal of independence and home equity come true. Yet, as your dreams have grown, so has Finance of America. If you want to develop your real estate portfolio and generate rental income, or imagine fixing and flipping properties to increase your net worth, Finance of America has cutting-edge commercial loan products available for you. If your dream home is a little bit of a fixer-upper, we can bundle your mortgage and renovation project into one easy transaction. If you have a dream of improving your retirement or of giving your parents additional peace of mind in their retirement years, our reverse mortgage products can help you achieve those visions too. At Finance of America, business is always personal, and there’s nothing more personal to you than your goals. As one of the largest nonbank lenders in the country, we pride ourselves on offering a wide array of loan products which fit your dreams today and tomorrow. When you’re a customer with Finance of America, your lifelong home equity dreams become our reality-making business.]

Edmond Safra:	Hello. I’m Edmond Safra, the co-CEO of Replay Acquisition. I am thrilled to present to you Finance of America, a unique and highly differentiated finance company with a capital light business model that is geared for growth and high free cash flow generation. Joining me, I have my partners for this transaction, Lance West, former chairman and CEO of Centerbridge Europe; and Chinh Chu, Chairman of CC Capital and former co-head of private equity of Blackstone; as well as the outstanding leadership team of Finance of America represented by Brian Libman, Patti Cook, and Graham Fleming. Lance and Chinh have intimate knowledge of this asset and a longstanding relationship with Brian and Blackstone. As you’ll hear from Lance and learn more about the company from Brian and team, I’m confident you’ll be as excited as I am. Before I turn it over to Lance, we encourage you to view additional materials on either the Replay Acquisition website or Finance of America’s site. Lance?

Lance West:	Thank you, Edmond. I’m excited to have the opportunity to participate in this transaction, to partner with you and Chinh, and to work again with Brian and the Finance of America management team. Let me make four important points regarding our investment thesis. First, Finance of America is highly differentiated. It is a unique, vertically integrated consumer-lending platform, having exceptional capabilities both to develop loan products to deliver to their customer base, while at the same time manufacturing assets that the investor market actually desires. Also, the business’s core products are cycle resistant, which provide strong downside protection. Importantly, the core values of Finance of America are rooted in providing a best in class customer experience, anchored in integrity by putting the customer first.

Secondly, there are strong secular tailwinds with Finance of America being well-positioned in large addressable markets across all its core products. And we’re in the early innings of these important demographic shifts, ranging from our current low interest rate environment, a positive trend in new household formation, the increased participation of new millennial homebuyers, and a new shift towards aging in place. Also, we see opportunities for growth through M&A, a demonstrated competency where Finance of America has completed 15 successful acquisitions since inception.

Third, we believe there is tremendous upside to management’s earnings projections across both market growth, margins, and the resulting product contribution assumptions over the near-term. This is a critical point, as we believe management’s conservative approach and philosophy of under-promising and over-delivering provides an exceptional and attractive entry point into the business.

Finally, and always important, is the strong alignment of interest as both management and Blackstone will be retaining 70% of the equity and will remain focused on continuing to build shareholder value.

Now, let me hand over the discussion to Brian, and I thank you very much.

Brian Libman:	So, for me as a founder, I had one simple question to answer: What type of finance company do you build if the goal is to be durable, still thriving 50 years from now? To answer that, first, I surrounded myself with really accomplished folks with tremendous amounts of experience. Then, I flipped the question on its head and identified the characteristics of those that didn’t. Surprisingly, they almost all fell into one or more of the following four reasons.

The first one is what we refer to as the volume volume volume growth mindset. Meaning the only way to grow earnings is to grow volumes in an individual market. Virtually all the mortgage lenders are in that paradigm with the only way for them to grow earnings is, in fact, to grow volumes. At times like today, these markets have great tailwinds. In other times, they have heavy headwinds. And to the extent that you need to grow volumes in a market that has significant headwinds, that often leads to suboptimal decision-making, to say the least.

So, we built Finance of America’s platform to operate in multiple markets, each of which have tailwinds and are uncorrelated to each other. This way, we too can grow volume but across multiple markets.

The second reason we identified was what we referred to as a single point of failure, such as a single funding outlet or companies that operate in a single market which itself may disappear. We’ve seen this play out as recently as March 2020 where there were lenders that were significantly impaired during that period of time or where markets are simply legislated away. The way we solve this is we have a vertically integrated, end-to-end platform that seamlessly connects our borrowers on one end and our investors on the other; thus, removing most of the inefficiencies that result in friction costs to our investors. We have our own broker-dealer and roughly a hundred different investors that we sell loans to. These include sovereign wealth funds, insurance companies, depositories, as well as the agencies. We have a vast array of different types of investors that have different objectives, and we produce what they desire in the form most efficient for them.

The third reason is what we refer to as simple hubris, which is when companies, many with great potential, believe that they have a better credit model or prepay model and retain all of the risk associated with that better mousetrap. We philosophically believe that our job is to be in the manufacturing and moving business, not the storage business. We don’t have the proper capital to be a hedge fund and don’t pretend to be. What we do is we originate loans for the express purpose of moving them to our investors.

The last one should be the most obvious, which relates to the customer. Treating our customers’ needs as being first, last, and always is the guiding principle to our durability. It took years to identify, acquire, integrate, and optimize the pieces necessary to make this a reality. It has resulted in owning and operating virtually all the pieces from the borrower to the investor, and, as you’ll see, the financial results validate how valuable it is to be able to provide attractive rates, products, and processes to the borrower and above-market returns to our investors. We’ve been rewarded with attractive margins, market-leading revenue per transaction, and increasing recurring revenue. In addition, we can continue to seamlessly add additional products and markets which will further enhance the value proposition and financial performance.

This vision and execution is a collaboration with some of the most experienced people in the industry -- ones who have chosen to sign on to the vision as partners, not necessarily employees. Patti Cook, our chief executive officer, is one of these remarkable people. Patti?

Patricia Cook:	Thanks, Brian. I am so proud of what we have already accomplished, but even more excited about taking Brian’s vision further into the future. We have built and integrated holistic and unified lending platforms. We have also successfully integrated several strategic acquisitions.

Let’s start with our lending business. Our multiproduct lineup includes mortgages, reverse mortgages, and loans to residential real estate investors. All of these products are distributed through multiple channels including digital, distributive retail, and true third-party brokers. These combine together to give us great reach and allow us to connect with our customers however they choose.

Today, we are experiencing record origination volumes and record margins. We all know that we are at historic lows in mortgage rates, and given the Fed’s recent comments on employment and inflation, we are likely to remain here for a considerable period of time. This has created a massive incentive for homeowners to refinance their mortgages. In fact, almost 88% of the $11 trillion of mortgages outstanding today are in the money. Industry volumes have surged, as have ours. We have maintained our excellent turn times while locking, funding, and delivering new records of volume every month with approximately 75% of current volume coming from refinancing. Yet, historically, our volume has been 75% purchase. This shows that our distribution platform is built to excel in either scenario. In addition, because of this record volume and the industry’s limitations in capacity, lenders’ revenue margins have widened significantly.

Let us switch to reverse. Reverse has tailwinds of its own which are not a function of low rates. Rather, there is a structural unmet need in this sector. Nearly 10,000 people will turn 65 every day for the next 10 years. Approximately 80% of this population has over 50% of their wealth tied up in home equity, which represents a roughly $7 trillion total addressable market. Most of these individuals have not saved enough to continue to fund their lifestyles post retirement. Most of them also want to age in place. Tapping into their home equity via a reverse mortgage could be a very elegant solution. Yet, today, only one-eighth of 1% of this population has a reverse mortgage. We have already launched a very successful proprietary reverse product targeted to this population and have plans for a second. Maybe most importantly, this sector represents an opportunity for us to do something great for our borrowers: help them solve a problem and achieve their financial goals. We at Finance of America have a real competitive advantage because of our demonstrated ability to innovate.

Next, commercial. Commercial is benefiting from a couple of tailwinds including the aging housing stock and millennials’ bias for newer construction. Our nation’s housing stock simply has not been modernized to accommodate this demand for newer housing. The average age for a home in the US is 37 years. There has been an uptick in demand from newly-formed households, who may not be able to buy a home today, but, nevertheless, have a strong desire to be in a single-family home. This sentiment, of course, has only been accelerated by the pandemic. This has spurred an increase in small-scale real estate investors looking for financing to buy and rehab homes. These investors’ goal is to either sell or rent those newly refurbished properties.

Apart from our lending products, we have assembled a collection of fee-for-service businesses that provide an additional steady stream of revenue. We created a separate business for this called Incenter. This allows our lending activities to capture incremental revenue through the process and to enhance the customer experience.

Two examples of these services would be title and appraisal management. Separately, with over a thousand third-party fee-based clients, Incenter provides a great and growing source of uncorrelated revenue. In addition to Incenter, the investment arm of our business is a real differentiator. It allows us to create new products and distribute them successfully to investors. Between June of 2017 and June of 2020, we completed 18 securitizations for $5.8 billion. This is the final piece of our lending ecosystem. There is a massive pool of capital starved for yield given today’s low-rate environment. As a result, there is significant investor demand for our assets.

Looking ahead, a key characteristic of our platform is our ability to generate cycle resistant earnings. Over the last four years, we have maintained strong earnings growth, even as mortgage originations across the industry have been volatile. The same can’t be said for our peers with less diversified businesses that are more correlated to overall industry volume. So, while we are poised to continue to take advantage of the favorable rate environment within our forward mortgage products, our diversification away from mortgage provides downside protection when markets shift. And over time, we expect those businesses to continue to grow, either organically or through acquisitions, thereby further enhancing our diversification.

Another key differentiating factor is our technology which allows us to deliver a best in class customer experience. It gives us the flexibility to launch new products quickly. It enables us to onboard new businesses and people efficiently and to support sophisticated capital markets activity.

A key aspect of a lender’s platform is the customer point of sale. Needless to say, today’s borrowers demand a process that is quick and easy. Similarly, our sales team demands a set of tools that make their job easy. Our technology coupled with our high-touch mortgage advisor approach produces customer satisfaction and loyalty. This is reflected in our 90-plus Net Promoter Score.

Finally, our core values center around the mantra Customers First, Last, and Always. We do the right thing for our customers every time. This includes our investors as well as our borrowers. A good example of this culture in work is the creation of the Finance of America Foundation and Finance of America Cares. We launched the foundation and partnership with former Congressman Barney Frank to provide support, education, and relief to distressed borrowers. In partnership with our employees, we created an employee-funded and company-matched nonprofit whose mission is to make a difference in our local community.

With that, let me turn it over to Graham Fleming, our president, to walk you through our financial highlights.

Graham Fleming:	Thank you, Patti. I would like to review how our business model has translated into strong financial results. As you’ve already heard, we have a highly diversified business set up in a way that prevents us from being tied to one market, unlike many of our competitors. We can quickly pivot to take advantage of opportunities when they present themselves. As an example, in 2018 when the mortgage market was contracting, we pivoted our resources and focused on the reverse business, and not only remained profitable while many others floundered, we also grew EBITDA in our reverse segment by 3x. Stepping back, we’ve consistently grown EBITDA through the expansion and contraction of the mortgage market. We can still benefit from the tailwinds of a single market while we are protected against its volatility by our diversity. Put another way, we are not simply an originations company. We grow earnings in multiple ways, not just volume and market share growth, which further sets up apart.

In addition, we have focused on increasing the recurring nature of our revenue stream. Our portfolio management segment allows us to generate assets that we selectively retain and manage. Those assets create revenue that is independent of origination volume and will compound over time. Also, the growth in our lenders services business through expansion of third-party clients and further Finance of America adoption will continue to contribute to our earnings growth over time.

Additionally, since our inception, we have demonstrated our ability not only to innovate organically, but to also successfully acquire, integrate, and optimize businesses once on our platform. A great example of this is an acquisition completed in 2017. In 2016, the acquired business has an annual loss of $33 million. By 2019, our efforts resulted in $22 million of earnings -- a $55-million turnaround. We accomplished this by identifying the opportunity -- we understood the core product, its large target addressable market, and the potential upside it offered by integrating it onto our scalable model.

Turning to another strength of our business, our capital-light model allows for roughly 80-plus percent of our income generation to be available for reinvestment in the form of acquisitions, new products, or for distribution to shareholders. This gives a significant flexibility to seize opportunities in the marketplace and to earn outsized returns. We have had steady revenue, adjusted EBITDA, and net income growth as we have continued to scale. More importantly, we have consistently generated positive operating leverage. Looking at 2020, we are taking advantage of the positive operating environment in the mortgage business including the widening of gain on sale margins. Through the first eight months of this year, we have already tripled our EBITDA and earnings year over year.

Looking forward, it’s important to understand when we put our forecast for 2021 and 2022 together back in July, we assumed that gain on sale would revert back to pre-COVID levels. We also utilized conservative overall market size assumptions relative to others who have recently come to market. Given recent comments by the Fed, market rates are likely to stay low for a longer period of time, and, if they do, that would drive our forecast meaningfully higher. Lastly, we do not assume any further product innovation or M&A in our forecasts, giving us multiple levels to outperform our expected growth.

With that, I’ll turn it back to Patti.

Patricia Cook:	Thanks, Graham. To conclude, this is a unique business led by a strong management team and backed by powerful market tailwinds leading to Finance of America’s continued shareholder value creation. We believe this is an exceptional opportunity to invest in an end-to-end consumer finance business across multiple product lines that we believe will provide continued sustainable growth. We are really excited about the future, and we really appreciate your time and support.

Thank you.

Important Information About the Proposed Business Combination and Where to Find It

In connection with the proposed business combination, a registration statement on Form S-4 (the “Form S-4”) is expected to be filed by a newly-formed holding company (“New Pubco”) with the SEC that will include a proxy statement of Replay Acquisition that will also constitute a prospectus of New Pubco. Replay Acquisition’s shareholders and other interested persons are advised to read, when available, the Form S-4, including the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and documents incorporated by reference therein, as well as other documents filed with the SEC in connection with the proposed business combination, as these materials will contain important information about Finance of America, Replay Acquisition and the proposed business combination. Such persons can also read Replay Acquisition’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for a description of the security holdings of Replay Acquisition’s officers and directors and their respective interests as security holders in the consummation of the proposed business combination. When available, the definitive proxy statement/prospectus will be mailed to shareholders of Replay Acquisition as of a record date to be established for voting on the proposed business combination. Shareholders will also be able to obtain copies of such documents, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: Replay Acquisition Corp., 767 Fifth Avenue, 46th Floor, New York, New York 10153, or info@replayacquisition.com.

Participants in the Solicitation

Replay Acquisition, Finance of America, New Pubco and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Replay Acquisition’s shareholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of Replay Acquisition’s directors and executive officers in Replay Acquisition’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 25, 2020. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of Replay Acquisition’s shareholders in connection with the proposed business combination will be set forth in the proxy statement/prospectus for the proposed business combination when available. Information concerning the interests of Replay Acquisition’s and Finance of America’s participants in the solicitation, which may, in some cases, be different than those of Replay Acquisiton’s and Finance of America’s equity holders generally, will be set forth in the proxy statement/prospectus relating to the proposed business combination when it becomes available.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Replay Acquisition’s and Finance of America’s actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Replay Acquisition’s and Finance of America’s expectations with respect to future performance and anticipated financial impacts of the proposed business combination, the satisfaction or waiver of the closing conditions to the proposed business combination, and the timing of the completion of the proposed business combination.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially, and potentially adversely, from those expressed or implied in the forward-looking statements. Most of these factors are outside Replay Acquisition’s and Finance of America’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change, or other circumstances that could give rise to the termination of the definitive merger agreement (the “Agreement”); (2) the outcome of any legal proceedings that may be instituted against Replay Acquisition, New Pubco and/or Finance of America following the announcement of the Agreement and the transactions contemplated therein; (3) the inability to complete the proposed business combination, including due to failure to obtain approval of the shareholders of Replay Acquisition, certain regulatory approvals, or satisfy other conditions to closing in the Agreement; (4) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Agreement or could otherwise cause the transaction to fail to close; (5) the impact of COVID-19 on Finance of America’s business and/or the ability of the parties to complete the proposed business combination; (6) the inability to obtain or maintain the listing of New Pubco’s shares of common stock on the NYSE following the proposed business combination; (7) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; (8) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of Finance of America to grow and manage growth profitably, and retain its key employees; (9) costs related to the proposed business combination; (10) changes in applicable laws or regulations; and (11) the possibility that Finance of America or Replay Acquisition may be adversely affected by other economic, business, and/or competitive factors. The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in Replay Acquisition’s most recent filings with the SEC and will be contained in the Form S-4, including the proxy statement/prospectus expected to be filed in connection with the proposed business combination. All subsequent written and oral forward-looking statements concerning Replay Acquisition, Finance of America or New Pubco, the transactions described herein or other matters and attributable to Replay Acquisition, Finance of America, New Pubco or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Each of Replay Acquisition, Finance of America and New Pubco expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in their expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.